Exhibit 99.2
Flextronics contacts:
Thomas J. Smach
Chief Financial Officer
+1-408-576-7722
investorrelations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1-408-646-5103
renee.brotherton@flextronics.com

Flextronics Announces Redemption and Change of Control Repurchase Offer for
Solectron 8.00% Senior Subordinated Notes and Planned Change of Control
Repurchase Offer for Solectron’s 0.50% Senior Convertible Notes
SINGAPORE, October 3, 2007 — Flextronics International Ltd. (NASDAQ:FLEX) today announced that, in connection with Flextronics’s previously-announced acquisition of Solectron Corporation on October 1, 2007, Solectron Global Finance Ltd. notified holders of its outstanding 8.00% Senior Subordinated Notes due 2016 (“8% Notes”) that it is exercising its right to redeem the 8% Notes prior to maturity pursuant to the optional redemption procedures provided for under the indenture governing the 8% Notes. The 8% Notes will be redeemed at 100% of the principal amount of the 8% Notes, plus (i) accrued and unpaid interest to, but not including, the date of redemption, and (ii) the make-whole premium provided for under the indenture. The redemption date will be October 31, 2007. Separately, Solectron Global Finance Ltd. has notified holders of the 8% Notes that it will repurchase any 8% Notes delivered for repurchase pursuant to a change of control offer to repurchase at a price of 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of repurchase. Solectron Global Finance Ltd. will repurchase all 8% Notes tendered pursuant to this offer on October 31, 2007. Any 8% Notes that are not repurchased pursuant to the repurchase offer will be redeemed on October 31, 2007.
U.S. Bank National Association is acting as the paying agent for the repurchase offer for the 8% Notes and the redemption agent for the redemption.
As a result of Flextronics’s acquisition of Solectron, Flextronics intends to deliver notice on October 31, 2007 of a change in control purchase offer for all of Solectron’s outstanding 0.50% Convertible Senior Notes due 2034 (the “Original Notes”) and Solectron’s 0.50% Convertible Senior Notes Series B due 2034 (together with the Original Notes, the “Convertible Notes”) in accordance with the procedures set forth in the indentures governing the Convertible Notes. It is expected that any Convertible Notes tendered pursuant to these change of control purchase offers will be repurchased on or about December 14, 2007. All Convertible Notes tendered will be repurchased at a price equal to 100% of their outstanding principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2007 revenues from continuing operations are more than US$30 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 35 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.